Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	July 31, 2013
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (July 31, 2013)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $110,103 or $0.02 per average share outstanding for the quarter ended June 30, 2013. This compares to consolidated earnings of $52,298 or $0.01 per average share outstanding for the quarter ended June 30, 2012. CFO Paul Nester attributed the slight increase in earnings to higher gross margins from space heating sales volumes as a result of a cooler spring season.

Earnings for the twelve months ending June 30, 2013 were $4,289,191 or $0.91 per share compared to $0.94 per share for the twelve months ended June 30, 2012. Nester attributed the lower year-over-year earnings primarily to the effect of higher depreciation and property tax expenses associated with the Company’s pipeline replacement program.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$11,037,308	$9,679,742	$63,290,080	$59,540,203
Cost of sales	5,808,281	4,704,364	35,829,273	32,543,027

Gross margin	5,229,027	4,975,378	27,460,807	26,997,176
Other operating expenses, net	4,594,868	4,427,862	18,707,954	18,148,138
Interest expense	456,103	456,313	1,829,280	1,829,952

Income before income taxes	178,056	91,203	6,923,573	7,019,086
Income tax expense	67,953	38,905	2,634,382	2,668,891

Net income	$110,103	$52,298	$4,289,191	$4,350,195

Net earnings per share of common stock:
Basic	$0.02	$0.01	$0.91	$0.94

Diluted	$0.02	$0.01	$0.91	$0.94

Cash dividends per common share	$0.180	$0.175	$1.715	$0.695

Weighted average number of common shares outstanding:
Basic	4,706,721	4,654,311	4,688,074	4,636,265
Diluted	4,708,320	4,656,883	4,688,252	4,640,961

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2013	2012
Assets
Current assets	$27,576,118	$31,846,628
Total property, plant and equipment, net	95,076,542	89,437,962
Other assets	8,587,436	7,641,938

Total Assets	$131,240,096	$128,926,528

Liabilities and Stockholders’ Equity
Current liabilities	$31,032,697	$30,055,364
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	38,042,635	34,265,206

Total Liabilities	82,075,332	77,320,570
Stockholders’ Equity	49,164,764	51,605,958

Total Liabilities and Stockholders’ Equity	$131,240,096	$128,926,528